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                                                                   EXHIBIT 99.01
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FOR IMMEDIATE RELEASE

                                       FOR MORE INFORMATION CONTACT:
                                       Mark C. Brown, Senior Vice President and
                                       Chief Financial Officer
                                       (703) 247-2514

                                       Sonya Udler, Vice President,
                                       Corporate Communications
                                       (703) 247-2517
                                       sonya.udler@strayer.edu



STRAYER EDUCATION, INC. ANNOUNCES CONVERSION OF PREFERRED STOCK TO COMMON STOCK

ARLINGTON, VA., JULY 1, 2004 - Strayer Education, Inc. (NASDAQ: STRA) announced today that it has converted all of its remaining outstanding Series A Preferred Shares (including all shares accrued thereon through June 28, 2004). As permitted under the terms of the Series A Preferred Stock, the holders of such shares were eligible to convert the Preferred Shares into shares of the Company's Common Stock on or before June 30th or receive the redemption price in cash of $26 per share (plus accrued cash dividends). The Series A Preferred Stock holders converted all outstanding and accrued Series A Preferred Shares into 875,120 Company Common Shares on June 29, 2004.

Strayer Education, Inc. (Nasdaq: STRA) is an education services holding company that owns Strayer University and certain other assets. Strayer's mission is to make higher education achievable and convenient for working adults in today's economy. Strayer University is a proprietary institution of higher learning that offers undergraduate and graduate degree programs in business administration, accounting, information technology, education, and public administration to more than 20,000 working adult students at 29 campuses in 8 states in the eastern United States and worldwide via the Internet through Strayer University Online. Strayer University is committed to providing an education that prepares working adult students for advancement in their careers and professional lives. Founded in 1892, Strayer University is accredited by the Middle States Commission on Higher Education. For more information on Strayer Education, Inc. visit www.strayereducation.com and for Strayer University visit www.strayer.edu.

                                      # # #

This press release contains statements that are forward looking and are made pursuant to the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995 "Reform Act". The statements are based on the Company's current expectations and are subject to a number of uncertainties and risks. In connection with the Safe Harbor provisions of the Reform Act, the Company has identified important factors that could cause the Company's actual results to differ materially. The uncertainties and risks include the pace of growth of student enrollment, our continued compliance with Title IV of the Higher Education Act, and the regulations thereunder, as well as state and regional regulatory requirements, competitive factors, risks associated with the opening of new campuses, risks associated with the offering of new educational programs and adapting to other changes, risks associated with the acquisition of existing educational institutions, risks relating to the timing of regulatory approvals, our ability to implement our growth strategy, and general economic and market conditions. Further information about these and other relevant risks and uncertainties may be found in the Company's annual report on Form 10-K and its other filings with the Securities and Exchange Commission, all of which are incorporated herein by reference and which are available from the Commission. We undertake no obligation to update or revise forward looking statements.